BROKER DEALER

SELLING AGREEMENT

THIS BROKER DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“ADI”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and                                         , a                                  company having its principal place of business                                                               (hereinafter “Broker/Dealer”).

WHEREAS, Broker/Dealer desires to enter in this Agreement with ADI to sell shares of the Wilmington Funds (“Company”), a registered open-end investment management company, and Broker/Dealer will provide distribution related, continuing personal services to shareholder and/or administration of shareholder accounts in, to the fund(s) currently offered by the Company. ADI is the principal underwriter for the Company.

WHEREAS, Broker/Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the mutual fund(s) offered by the Company and distributed by ADI (each individually a “Fund” and collectively “Funds”) have adopted Distribution Plans, pursuant to Rule 12b-1 under the 1940 Act, and Service Plans (each individually a “Plan” and collectively “Plans”) to enable payments to certain entities for distribution assistance and shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus of the Funds and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented from time to time by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)	Broker/Dealer is hereby appointed as a non-exclusive selling agent of the Company during the term herein specified for the purpose of finding suitable investors for Company’s shares as described herein. Broker/Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus and/or SAI to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that the Broker/Dealer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Broker/Dealer from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker/Dealer’s agency relationship with ADI hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s shares made prior to the date hereof by Broker/Dealer shall be deemed made pursuant to this Agreement.

(b)

In offering and selling Company’s shares to Broker/Dealer’s customers, Broker/Dealer agrees to act as dealer for Broker/Dealer’s own account and in no transaction shall the Broker/Dealer have any authority to act or hold itself out as agent for ADI or the Company. ADI acknowledges that customers of Broker/Dealer who purchase Fund shares are the Broker/Dealer’s customers. Broker/Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority

(“FINRA”), and in compliance with Section 12 of this Agreement. Broker/Dealer agrees to take full responsibility for the suitability and proper supervision of recommendations to its customers and to ensure that, to the extent its customers request a class of shares in a Fund different from what they already hold in the Fund, such customers are aware of the advantages and disadvantages of selecting one class of shares over other classes of shares and are aware of the available methods of Fund financing.

(c)	Broker/Dealer agrees to offer and sell each Fund’s shares to Broker/Dealer’s customers only at the applicable public offering price, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus and/or SAI. Broker/Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any supplements thereto). Broker/Dealer will report quarterly to ADI on any cumulative or quantity discounts as a result of the offer and sale of the Fund’s shares.

(d)	Broker/Dealer agrees to purchase Fund’s shares from ADI or from Broker/Dealer customers. If Broker/Dealer purchases from ADI, Broker/Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker/Dealer from its customers; (b) for shares being acquired by Broker/Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Broker/Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker/Dealer’s employees or for investments in Individual Retirement Accounts established by Broker/Dealer’s employees, and if Broker/Dealer so advises ADI in writing prior to any sale of shares pursuant to this subparagraph (d), Broker/Dealer agrees to waive all Broker/Dealer concessions, if any, to all sales of shares. If Broker/Dealer purchases shares from Broker/Dealer customers, Broker/Dealer agrees not to purchase shares from Broker/Dealer customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Broker/Dealer shall not withhold placing customers’ orders for shares so as to profit the Broker/Dealer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price to Broker/Dealer’s customers).

(e)

ADI will accept Broker/Dealer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. All purchase, redemption, and exchange orders regarding Fund shares (collectively, “orders”) shall be executed in accordance with Rule 22c-1 under the 1940 Act. On each day the New York Stock Exchange is open for business (a “Business Day”), Broker/Dealer shall accept and effect orders from its customers with respect to Fund shares. Broker/Dealer shall place orders for Fund shares only with ADI. Broker/Dealer shall date and time stamp all orders received and promptly transmit all orders to ADI in time for processing at the price next determined after receipt of the order by the Broker/Dealer, in accordance with the Prospectus. Broker/Dealer shall not aggregate orders received after 4:00 p.m. Eastern time (“Market Close”) with orders received before Market Close. Broker/Dealer warrants that its internal control structure concerning the processing and transmission of orders is reasonably designed to prevent or detect on a timely basis orders received after Market Close and to minimize errors that could result in late transmission of orders. Broker/Dealer shall clearly identify to ADI orders received before Market Close on the Business Day and distinguish such orders from orders received after Market Close on such Business Day. ADI will not accept from Broker/Dealer any order placed on a conditional basis or subject to any delay or contingency prior to execution. All orders are subject to acceptance or rejection by ADI in its sole discretion. If a purchase order is not settled in accordance with this Section, then ADI may, without notice, cancel the transaction and Broker/Dealer shall be responsible for any resulting loss that ADI or the Company sustains. ADI reserves the right, at its discretion and without notice to the Broker/Dealer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares (and any classes thereto) for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(f)	The transmission of orders will be governed by instructions that ADI will periodically issue to Broker/Dealer. Broker/Dealer must pay for Fund’s shares in ‘Federal Funds, and ADI must receive Broker/Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934. If ADI does not receive Broker/Dealer’s payment on or before such settlement date, ADI may, without notice, cancel the sale, or, at ADI’s option, sell a Fund’s shares that Broker/Dealer ordered back to the issuing Fund. ADI will hold Broker/Dealer responsible for any loss suffered by ADI or the issuing Fund as a result of Broker/Dealer’s failure to make payment as required.

(g)	Broker/Dealer agrees to use the application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”). The application will be reviewed by ADI or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Broker/Dealer hereby certifies that all of Broker/Dealer customers’ taxpayer identification numbers (“TIN”), social security numbers (“SSN”) or equivalent identification number furnished to ADI or the Company by Broker/Dealer are correct and agrees that ADI or the Company will not open an account without Broker/Dealer providing the Company’s Transfer Agent (“Transfer Agent”) with the customer’s TIN, SSN or, if recognized by the Transfer Agent, equivalent identification number.

(h)	ADI or a Fund may, in its sole discretion and without liability to any person, reject a sale of shares in a jurisdiction where the shares are not registered or may register the shares for sale in such jurisdiction.

(i)	Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Broker/Dealer by the Transfer Agent.

(j)	Broker/Dealer agrees to collect or cause to be collected applicable redemption fees as described in the then-current Prospectus on all accounts opened with the Fund on an omnibus basis, and promptly remit such fees to ADI.

(k)	Broker/Dealer agrees to take such actions as may be appropriate to give effect to: (i) any conversion of shares as required by the then-current Prospectus; and (ii) any election by the Fund to redeem shares as permitted by the Prospectus.

2.	Account Options.

(a)	Broker/Dealer may appoint the Transfer Agent as Broker/Dealer’s agent to execute customers’ transactions in a Fund’s shares sold to Broker/Dealer by ADI in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker/Dealer’s customers and to confirm each such transaction to Broker/Dealer’s customers on Broker/Dealer’s behalf. At the time of the transaction, Broker/Dealer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)	Unless otherwise instructed by ADI or the Transfer Agent, Broker/Dealer may instruct the Transfer Agent to register shares purchased in Broker/Dealer’s name and account as nominee for Broker/Dealer’s customers, in which event all Prospectuses, proxy and information statements, periodic shareholder reports, quarterly statements and other printed material will be sent to Broker/Dealer, and all confirmations and other communications to shareholders will be transmitted to Broker/Dealer. Broker/Dealer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Broker/Dealer holds such shares as nominee. Broker/Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker/Dealer is holding such shares. With respect to other customers of Broker/Dealer, Broker/Dealer shall provide ADI with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for ADI to comply with any legal and regulatory reporting requirements.

(c)	Accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with ADI relating to networking.

3.	Broker/Dealer Compensation.

(a)	Broker/Dealer’s concession, if any, on Broker/Dealer’s sales of shares of a Fund will be offered as described in the then-current Prospectus and/or SAI or in the applicable schedule of concessions issued by ADI and in effect at the time of sale to Broker/Dealer. Upon written notice to Broker/Dealer, ADI, or a Fund, may change or discontinue any schedule of concessions, or issue a new schedule. Broker/Dealer may be deemed to be an underwriter in connection with sales by Broker/Dealer of shares of a Fund where Broker/Dealer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Broker/Dealer may be subject to applicable provisions of the Securities Act of 1933.

(b)	ADI is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of applicable class of shares of a Fund, as described in the then-current Prospectus. With respect to shares subject to a CDSC, ADI will pay the Broker/Dealer the applicable percentage of any advance commission in the amount and manner set forth in the then-current Prospectus and/or applicable Agreement Fee Schedule attached hereto (“Fee Schedule”). If at any time during the applicable holding period to which the CDSC applies, as described in the then-current Prospectus, Broker/Dealer no longer satisfies the conditions requisite as to receive advance commissions from ADI on shares subject to a CDSC as described in the then-current Prospectus, Broker/Dealer agrees to pay ADI the amount of CDSC that would have been payable upon the redemption of such shares.

(c)	In the case of a Fund or class thereof which has adopted a Plan, ADI may elect from time to time to make payments to Broker/Dealer as provided under such Plan for such services, and without limitation, some or all of the following: answering inquiries regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. Compensation paid, if any, pursuant to a Plan for the sale of certain classes of a Fund’s shares, and for providing services to customers who are Fund shareholders, is described in the Fee Schedule and in such respective Fund’s then-current Prospectus. The Broker-Dealer will only receive 12b-1 fees as set forth in the applicable Fee Schedule if it earned at least $10.00 in fees during the time period for which such fees are payable, as provided in the Fee Schedule. The Fee Schedule may be discontinued or changed by ADI from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Broker/Dealer acknowledges that any compensation to be paid to the Broker/Dealer by ADI is paid from proceeds paid to ADI by a Fund pursuant to its Plan, and to the extent ADI does not receive such proceeds, for any reason, the amounts payable to Broker/Dealer will be reduced accordingly and Broker/Dealer waives any claim to such compensation. In the case of a Fund or class thereof that has no currently effective Plan, ADI may, to the extent permitted by applicable law, elect to make payments to Broker/Dealer from ADI’s own resources.

(d)	Broker/Dealer shall furnish to ADI or the Company, on behalf of a Fund, no less frequently than quarterly, such information in writing as shall reasonably be requested by the Company’s Board of Directors/Trustees (“Company’s Board”) with respect to the fees paid to Broker/Dealer pursuant to this Agreement.

(e)	In the event that Rule 2830 of the FINRA Conduct Rules precludes a Fund or class thereof from imposing, or ADI from receiving, a sales charge (as defined in Rule 2830) or any portion thereof, Broker/Dealer shall not be entitled to any payments from ADI hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charge, Broker/Dealer will be entitled to, from the date of resumption, payments hereunder or as modified by ADI, if applicable.

(f)	ADI may discontinue paying compensation to Broker/Dealer if, at any time, (i) Broker/Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker/Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by ADI in its sole discretion. Notwithstanding the foregoing, Broker/Dealer shall not be entitled to any compensation in respect of a sale to any investor if ADI determines that another authorized selling agent of ADI is primarily responsible for or should otherwise be credited with such sale. In making this determination, ADI will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by ADI.

(g)

If, within seven business days after confirmation by ADI of Broker/Dealer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by ADI for the account of such Fund or are tendered for redemption by the customer, Broker/Dealer shall promptly refund to ADI the full discount retained by Broker/Dealer on the original sale and any distribution and service payments made to Broker/Dealer. Broker/Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker/Dealer as nominee for Broker/Dealer’s customers with respect to redeemed or repurchased Fund shares (that are subject to the previous sentence) to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Broker/Dealer also waives any claim for any compensation not yet received. Broker/Dealer shall be notified by ADI of such repurchase or redemption within ten days of such repurchase or redemption.

(h)	The provisions of the Distribution Agreement between the Company and ADI, insofar as they relate to a Plan under Rule 12b-1 under the 1940 Act, are incorporated herein by reference. The provisions under this Agreement relating to a Plan shall continue in full force and effect only so long as the continuance of a Plan is approved at least annually by a vote of the Company’s Board, including a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

(i)	After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, such concessions, distribution payments, or service payments will be allowable or payable to Broker/Dealer only in accordance with such change, discontinuance, or termination. Broker/Dealer agrees that it will have no claim against ADI, the Company, or a Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by ADI of any concession, distribution payment, or service payment, Broker/Dealer will promptly remit such overpayment.

(j)	This Agreement’s applicable provisions regarding compensation, if any, have been adopted pursuant to Rule 12b-1 under the 1940 Act by a Fund’s class that may have adopted a Plan, under its respective Plan.

4.	Status as Financial Intermediaries.

(a)	Broker/Dealer represents and warrants that it is, and at all times during the term of this Agreement will remain, registered with the SEC as a broker-dealer and a member in good standing of the FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker/Dealer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction over it. Reference is hereby specifically made to Section 2830 of the Conduct Rules of the FINRA, which is incorporated herein by reference. The termination of Broker/Dealer’s registration with the SEC or membership with FINRA will immediately and automatically terminate this Agreement. Broker/Dealer further represents that it is qualified to act as a broker-dealer in the states where it transacts business. Broker/Dealer shall immediately notify ADI in writing of any change in its status as a registered broker-dealer with the SEC, its good standing with FINRA or its qualification to act as a broker-dealer in the states where Broker/Dealer transacts business. Broker/Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from ADI or the Company, Broker/Dealer will conform to the provisions of paragraphs (a) and (b) of Rule 2420 of the FINRA Conduct Rules.

(b)	Broker/Dealer represents that it is qualified to sell shares in the various jurisdiction where it transacts business. Broker/Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker/Dealer’s obligations under this Agreement and to receive compensation, if any, therefore, and Broker/Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Other than as described in paragraph 1(a) above, nothing in this Agreement shall cause Broker/Dealer to be ADI’s partner, employee, or agent, or give Broker/Dealer any authority to act for ADI, the Company, or a Fund. Neither ADI nor the Company shall be liable for any of Broker/Dealer’s acts, omissions or obligations under this Agreement.

5.	Information Relating to the Funds.

(a)	No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus and/or SAI, and in buying shares from ADI or selling shares to ADI hereunder, Broker/Dealer shall rely solely on the representations contained in the then-current Prospectus and/or SAI. Upon Broker/Dealer’s request, ADI will furnish Broker/Dealer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any supplements thereto).

(b)	Broker/Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Broker/Dealer by ADI, without first obtaining ADI’s written approval. Broker/Dealer shall not distribute or make available to the general public any printed information furnished by ADI which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public.

6.	Indemnification. ADI and Broker/Dealer (each an “Indemnifying Party”) will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney’s fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the Indemnifying Party, its directors/trustees, officers, employees and agents, in carrying out its obligations under this Agreement. This provision will survive the termination of this Agreement.

7.	Duration. Subject to Section 8, this Agreement will become effective on the date executed by ADI and will continue in effect until terminated.

8.	Amendment and Termination of Agreement. (a) Either party to this Agreement may terminate the Agreement without cause and without penalty by giving the other party written notice specifying the termination date. This Agreement will automatically terminate in the event that a majority of the Company’s Directors/ Trustees who are not “interested persons” (as defined in the 1940 Act) or a majority of the outstanding shares of a Fund fails to approve the continuance of the Distribution Agreement, as amended, between the Company and ADI. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

(b)	ADI may change or amend any provision of this Agreement by giving Broker/Dealer written notice of the change or amendment.

9.

Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between ADI and Broker/Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same-day delivery (with a confirming copy by mail). All notices to ADI shall be given or sent to ADI at ADI offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General Counsel. All notices to Broker/Dealer shall be given or sent to Broker/Dealer at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information

a.	Agreement to Provide Information. Broker/Dealer agrees to provide ADI or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Broker/Dealer during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. ADI or its designee may request transaction information older than 180 calendar days from the date of the request as necessary for a Fund to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii) Form and Timing of Response.

(a) Broker/Dealer agrees to provide, promptly upon request of ADI or its designee, the requested information specified in Section 11(a). If requested by ADI or its designee, Broker/Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of ADI or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Broker/Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to ADI or its designee should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. ADI agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Broker/Dealer.

b.	Agreement to Restrict Trading. Broker/Dealer agrees to execute instructions from ADI or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by a Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Broker/Dealer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i) Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Broker/Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Broker/Dealer.

(iii) Confirmation by Broker/Dealer. Broker/Dealer must provide written confirmation to ADI or its designee that instructions have been executed. Broker/Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.	Definitions. For purposes of this Agreement:

(i) The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Funds under the 1940 Act that are held by the Broker/Dealer.

(ii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Broker/Dealer in nominee name, or a participant in a participant-directed employee benefit plan.

(iii) The term “written” includes electronic writings and facsimile transmissions.

(iv) Broker/Dealer represents and warrants that it is a “financial intermediary” as defined in SEC Rule 22c-2.

(v) The term “purchase” does not include automatic reinvestment of dividends.

(vi) The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Broker/Dealer’s receipt of the request for information from ADI or its designee.

12.	Anti-Money Laundering Program. Broker/Dealer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) Broker/Dealer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under sec. 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Broker/Dealer will cooperate with ADI and deliver information reasonably requested by ADI concerning shareholders that purchased a Fund’s shares sold by Broker/Dealer necessary for ADI or the Company to comply with the USA Patriot Act; and (iv) Broker/Dealer will notify ADI, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program. Broker/Dealer agrees that accounts in the Funds held in the name of, or beneficially owned by, Broker/Dealer’s customers shall be accounts of Broker/Dealer, and that Broker/Dealer’s customers will be customers of Broker/Dealer, for all purposes under Broker/Dealer’s anti-money laundering program.

Notwithstanding anything to the contrary, if Broker/Dealer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with the USA Patriot Act, Broker/Dealer agrees to cooperate with ADI and the Company and deliver information reasonably requested by ADI or the Company concerning shareholders that purchased shares sold by Broker/Dealer necessary for ADI and the Company to comply with either’s internal policies, the USA Patriot Act and relevant rules and regulations.

Broker/Dealer acknowledges that ADI or the Company may reject or refuse orders for the sale of shares with respect to customers for which Broker/Dealer serves as nominee if Broker/Dealer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act. Upon ADI’s request, Broker/Dealer shall promptly certify to having implemented anti-money laundering policies and procedures and complying with all aspects of the USA Patriot Act and applicable regulations.

13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker/Dealer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.

Identity Theft Red Flags. Broker/Dealer hereby certifies that: (i) it understands that pursuant to federal regulations, it is required to establish an identity theft red flags program; (ii) Broker/Dealer has developed, implemented, and will maintain such a program and will comply with all applicable laws and regulations designed to guard against identify theft activities set out in such program; (iii) Broker/Dealer will notify ADI, in writing, if there is a material compliance violation with respect to the

Broker/Dealer’s identity theft red flags program that implicates Fund shares sold through the Broker/Dealer, and (iv) Broker/Dealer will cooperate with ADI and deliver information reasonably requested by ADI concerning purchases and redemptions (or attempted purchases or redemptions) of Fund shares sold by Broker/Dealer that are suspected of implicating the identity theft red flags program.

15.	Entire Agreement; Partial Invalidity. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16.	Waiver. Failure of ADI or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by ADI.

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IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER/DEALER

Signature:
Name:
Title:
Address:

NSCC Dealer #	Fax Number:

NSCC Dealer Alpha Code	Date:

NSCC Clearing	Mutual Fund Coordinator/ Primary Contact:

Phone Number:

ALPS DISTRIBUTORS, INC.

By:
Name:
Title:

Effective Date: